Exhibit 99.1

        Qualstar Announces Preliminary Fourth Quarter Revenues

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Aug. 10, 2007--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions and high-efficiency power supplies, today announced that revenues for the fourth quarter of fiscal 2007 ended June 30, 2007 are above previous guidance of $4.7 to $5.6 million. Qualstar expects to report fourth quarter net revenues of approximately $5.8 million. On a sequential basis, this is an improvement over the net revenues of $4.9 million reported by the Company for the third quarter of fiscal 2007 ended March 31, 2007.

    Included in Qualstar's fourth quarter net revenues are contributions from the Company's new XLS product line of approximately $965,000. On a sequential basis, net revenues from the XLS product line were $250,000 in the third quarter of fiscal 2007.

    Qualstar Corporation will provide its complete financial results in its fourth quarter fiscal year 2007 earnings release and conference call. The exact timing and details of the earnings release and conference call will be announced as they are available.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Distributors and Original Equipment Manufacturers. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include whether the Company's new XLS enterprise-class tape libraries achieve customer acceptance, whether the Company is able to increase sales of its legacy TLS and RLS tape libraries, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.


    CONTACT: Qualstar Corporation
             Andrew Farina, Vice President & CFO
             805-583-7744
             afarina@qualstar.com
             or
             General Information
             Financial Relations Board
             Lasse Glassen, 213-486-6546
             lglassen@frbir.com